Exhibit 5.1

November 13, 2023

OpGen, Inc. 9717 Key West Ave, Suite 100 Rockville, MD 20850

 RE: OpGen, Inc. Offering

Ladies and Gentlemen:

We have acted as counsel to OpGen, Inc., a Delaware corporation (the “Company”), and are rendering this opinion in connection with the preparation of a Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on November 10, 2023, with respect to the resale of up to 10,892,728 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) issuable upon exercise of certain common stock purchase warrants (the “Warrants” and the shares underlying such Warrants, the “Warrant Shares”) that may be issued from time to time to the stockholder of the Company identified in the Registration Statement as selling stockholder (the “Selling Stockholder”), pursuant to that certain Warrant Inducement Agreement, dated October 12, 2023(the ‘Warrant Inducement Agreement”). The Warrant Shares are to be sold by the Selling Stockholder from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act pursuant to a prospectus to be filed with the Registration Statement as may be supplemented by one or more prospectus supplement that may be filed under the Securities Act.

We have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Amended and Restated Certificate of Incorporation of the Company together with all amendments thereto; (ii) the Certificate of Correction to the Amended and Restated Certificate of Incorporation; (iii) the Amended and Restated Bylaws of the Company, as amended; (iv) the Registration Statement and the exhibits thereto and the prospectus contained therein; (v) the Warrant Inducement Agreement; (vi) the form of Warrants; (vii) such other corporate records, agreements, documents and instruments; and (viii) such certificates or comparable documents of public officials and other sources, believed by us to be reliable, and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

OpGen, Inc.

November 13, 2023

Based upon and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that the Warrant Shares have been duly and validly authorized and reserved for issuance, and when issued upon the exercise of the applicable Warrants in accordance with the terms therein, will be validly issued, fully paid and non-assessable.

With regard to our opinion above: (i) our opinion is subject to, and may be limited by, (a) applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, debtor and creditor, and similar laws which relate to or affect creditors’ rights generally, and (b) the effect of general principles of equity, whether considered in proceeding in equity or at law (including, without limitation, the availability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing and the discretion of the court before which a proceeding is brought; and (ii) we express no opinion with respect to any provision of the Warrants that: (a) relates to the subject matter jurisdiction of any federal court of the United States of America or any federal appellate court to adjudicate any controversy related to the Warrants; (b) specifies provisions may be waived in writing, to the extent that an oral agreement or implied agreement by trade practice or course of conduct has been created that modifies such provision; (c) contains a waiver of an inconvenient forum; (d) provides for liquidated damages, buy-in damages, default interest, late charges, monetary penalties, prepayment or make-whole payments or other economic remedies; (e) relates to advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitations, trial by jury, service of process or procedural rights; (f) restricts non-written modifications and waivers; (g) provides for the payment of legal and other professional fees where such payment is contrary to law or public policy; (h) relates to exclusivity, election or accumulation of rights or remedies; or (i) provides that provisions of the Warrants are severable to the extent an essential part of the agreed exchange is determined to be invalid and unenforceable.

We express no opinion as to the laws of any jurisdiction other than the federal laws of the United States of America and the laws of the State of Delaware. Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Our opinion is based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act and to the use of this firm’s name therein and in the Prospectus under the caption “Legal Matters.”  In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act and the rules and regulations promulgated thereunder.

Sincerely yours,

/s/ Ballard Spahr LLP